Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior
President & CEO
(330) 282-4111

Cortland Bancorp Reports Increase in Nine Months Earnings,

Raises Dividend to $0.12 Per Share

CORTLAND, Ohio – October 23, 2019 — Cortland Bancorp (NASDAQ: CLDB) announced its 2019 nine months financial results which included net income of $5.38 million, or $1.24 per share. This represented a 2.3% increase over the previous year’s $5.26 million, or $1.21 per share, after adjusting for a non-recurring $1.55 million gain on life insurance proceeds from the death of a former executive. Whereas last year’s nine month reported results contain the $1.55 million life insurance gain, reported noninterest expenses in the current year-to-date include the one-time fees and expenses associated with onboarding the Company’s stock to the NASDAQ trading platform, the initial staffing and operating expenses of the newly opened Strongsville branch, and an increase in equity award grants resulting from record earnings in 2018.

Net income of $1.95 million, or $.45 per share for the third quarter of 2019 remained relatively unchanged from the $1.97 million or $.46 per share reported in the third quarter of 2018 as the income effect of higher than normal loan payoff during the second quarter was substantially offset by income generated from current year loan originations.

The Company’s net interest margin for the third quarter ended September 30, 2019 was 3.70% versus 3.73% for the same period last year. For the nine months ended September 30, 2019 the margin expanded to 3.80% from 3.70% in 2018, highlighted by an improvement in net interest income which increased from $17.1 million to $18.0 million while remaining identical at $5.8 million in the third quarter of 2019 and 2018.

“While the competition for both loans and deposits has intensified through the first nine months, putting pressure on net interest margins, Cortland, to date, has successfully managed its interest rate risk,” stated James Gasior, President and CEO. “We increased our loan yield by 32 basis points in 2019 which compares favorably with a 29 basis points increase in deposit costs. With growing expectations that the Federal Reserve will continue to lower interest rates during the fourth quarter of 2019, we anticipate additional challenges in expanding the net interest margin.”

Gasior continued, “Despite the fact that all financial institutions are facing the challenges of a changing rate environment, Cortland is well positioned to weather these challenges. As we continue to expand and introduce our brand into new markets in Northeast Ohio, we are generating new opportunities to deploy deposits and other funding sources to grow our loan portfolio. With an attractive deposit base and loan-to-deposit ratio of 83.2%, our balance sheet is strategically positioned for growth even in a low interest environment.”

As a result of the Company’s strong financial performance and the Board’s desire to continue increasing shareholder value, the Board increased the quarterly dividend by $.01 to $0.12 per share, a 9% improvement.

Third Quarter 2019 Highlights (at or for the period ended September 30, 2019)

•	Net interest income remained constant at $5.8 million in both the third quarters of 2019 and 2018, and is up 5% on a year-to-date basis.

•	Average total loans grew 2% to $484 million from $474 million a year ago and 4% on a year-to-date basis

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•	Average total deposits grew 4% to $581million from $557 million a year ago and also 4% on a year to date basis.

•	Nonperforming assets were 1.30% of total assets versus 1.52% a year ago.

•

The Bank return on average assets ratio was 1.22% for the quarter and 1.20% for the nine months, versus 1.25% and 1.43%, respectively, for 2018. Likewise, the return on average asset ratio for the Company was 1.12% for the quarter and 1.04% for the nine months, versus 1.17% and 1.36%, respectively. Ratios in 2018 are unadjusted for the $1.55 million life insurance gain.

•

The Bank return on average equity ratio was 12.17% for the quarter and 12.56% for the nine months, versus 14.19% and 16.50%, respectively, for 2018. Likewise, the return on average equity ratio for the Company was 10.71% for the quarter and 10.35% for the nine months, versus 12.62% and 14.82%, respectively. Ratios in 2018 are unadjusted for the $1.55 million life insurance gain.

•

The Bank efficiency ratio was 61.83% for the quarter and 62.39% for the nine months, versus 62.09% and 63.09%, respectively, for 2018. Likewise, the efficiency ratio for the Company was 64.74% for the quarter and 67.52% for the nine months, versus 64.26% and 65.24%, respectively, for 2018, reflecting the investments associated with the opening of our Strongsville branch this year and entry onto the NASDAQ trading platform. The Company and bank subsidiary recorded additional expenses to enhance the visibility of our common stock and meet our organic growth objectives

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.38% and tangible equity to tangible assets of 10.58%.

•	A quarterly cash dividend of $0.12 per share will be payable on December 2, 2019 to shareholders of record on November 12, 2019, a 9% increase over the previous $0.11 per share.

Operating Results

In addition to the improvement in the core net interest income component, non-interest income was aided by improved mortgage banking results. A 60% increase in mortgage originations this quarter versus last year hiked the resulting gains by 81%. Likewise, mortgage gains for the nine months are up 52% over 2018.

As a result of the NASDAQ and new branch initiatives, non-interest expense was $14.9 million compared to $13.4 million for nine months of 2019 and 2018, respectively. “The Company made a meaningful improvement in its efficiency ratio over the past two years and was willing to invest in these important initiatives that temporarily affect this measure,” stated Gasior. The efficiency ratio increased to 67.52% for the nine months versus 65.24% for the same period a year ago. Non-interest expense was $4.8 million in the current quarter versus $4.5 million a year ago.

The effective tax rate was 15.2% compared to 12.2% for the nine months of 2019 and 2018, respectively. The tax-free life insurance gain in 2018 significantly reduced the effective rate. Further reductions in the rate are realized by the Company as a result of tax-free investment income.

Balance Sheet and Asset Quality

Total assets were $701 million at September 30, 2019, compared to $681 million at September 30, 2018, and $691 million at June 30, 2019.

“We continue to drive revenue through consistent loan production,” commented Gasior.

As competition for loans has led to less than stringent credit terms and thin pricing across our Northeast Ohio marketplace, Cortland has remained disciplined on underwriting and pricing. Despite a willingness to pass on transactions which do not align with our credit and pricing standards, along with an increase in loan prepayments and payoffs, average total loans increased 2% year over year, keeping the loan to deposit ratio near 83%.

Cortland Bancorp Reports Increase

October 23, 2019

“Maintaining this ratio below 90% has been instrumental in our controlling deposit costs and liquidity, thereby avoiding the margin compression commonplace in the industry,” Gasior added.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 60%, of which 14% are owner-occupied by businesses. Commercial loans accounted for 16% while residential 1-4 loans accounted for 18%.

“Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Total deposits grew by $26 million, or 5%, to $587 million at September 30, 2019, from $561 million at September 30, 2018. Noninterest-bearing deposits accounted for 24% of total deposits, while certificates of deposits were 25% of the deposit mix.

“The Kasasa free checking account program continues to be successful with more than 5,200 accounts now opened. Online account opening was launched, allowing customers to open a Rewards Kasasa account on their computers or mobile devices,” commented Gasior.

Nonperforming loans were $9.1 million, compared to $10.4 million a year earlier and $10.1 million, at December 31, 2018. A provision for loan losses of $180,000 was recorded in both the current and prior quarters, versus $75,000 in the third quarter last year. The full nine months provision was $535,000 in 2019 versus $650,000 last year.

Performing restructured loans, that are included in nonperforming loans at the end of the quarter, were $6.3 million, compared to $8.0 million a year ago and $6.5 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2019, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	11.23%	10.07%	5.00%
Tier 1 risk-based capital ratio	13.56%	12.16%	8.00%
Total risk-based capital ratio	14.38%	14.04%	10.00%

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 14 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to

Cortland Bancorp Reports Increase

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maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Increase

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SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Nine Months Ended
	Sept. 30,	Sept. 30,		June 30,		Sept. 30,	Sept. 30,
	2019	2018	Var %	2019	Var %	2019	2018	Var %
SUMMARY OF OPERATIONS
Interest income	$7,224	$6,962	4%	$7,401	(2)%	$22,215	$20,260	10%
Interest expense	(1,402)	(1,148)	22	(1,399)	—	(4,167)	(3,147)	32

Net interest income	5,822	5,814	—	6,002	(3)	18,048	17,113	5
Provision for loan losses	(180)	(75)	140	(180)	—	(535)	(650)	(18)

Nil after loss provision	5,642	5,739	(2)	5,822	(3)	17,513	16,463	6
Investment security losses	—	—	—	(44)	(100)	(44)	(21)	110
Non-interest income	1,427	1,148	24	1,096	30	3,727	4,758	(22)
Non-interest expense	(4,761)	(4,529)	5	(5,339)	(11)	(14,852)	(13,440)	11

Income before tax	2,308	2,358	(2)	1,535	50	6,344	7,760	(18)
Federal income tax expense	363	386	(6)	207	75	966	949	2

Net income	$1,945	$1,972	(1)%	$1,328	46%	$5,378	$6,811	(21)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,379	4,364	—%	4,379	—%	4,379	4,364	—%
Earnings per share, basic and diluted	$0.45	$0.46	(2)	$0.30	50	$1.24	$1.56	(21)
Dividends per share	0.11	0.16	(31)	0.11	—	0.38	0.38	—
Market value	21.90	24.40	(10)	23.10	(5)	21.90	24.40	(10)
Book value	16.93	14.22	19	16.25	4	16.93	14.22	19
Market value to book value	129.36%	171.59%	(25)	142.15%	(9)	129.36%	171.59%	(25)
BALANCE SHEET DATA
Assets	$700,621	$681,304	3%	$690,683	1%	$700,621	$681,304	3%
Investments securities	139,291	140,426	(1)	139,071	—	139,291	140,426	(1)
Total loans	488,435	481,914	1	477,946	2	488,435	481,914	1
Total deposits	587,128	561,206	5	576,914	2	587,128	561,206	5
Borrowings	25,462	46,155	(45)	28,830	(12)	25,462	46,155	(45)
Shareholders’ equity	74,153	62,045	20	71,164	4	74,153	62,045	20
AVERAGE BALANCE SHEET DATA
Average assets	$694,421	$672,001	3%	$689,286	—%	$692,069	$669,811	3%
Average total loans	483,590	474,113	2	480,474	1	486,430	467,132	4
Average total deposits	580,971	556,601	4	577,937	1	580,547	558,342	4
Average shareholders’ equity	72,667	62,524	16	69,157	5	69,301	61,293	13
ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(24)	$(18)	33%	$(35)	(31)%	$(92)	$(1,076)	(91)%
Net (charge-offs) recoveries to average loans	(0.02)%	(0.02)%	—	(0.03)%	(33)	(0.03)%	(0.31)%	(90)
Non-performing loans as a % of loans	1.87	2.15	(13)	1.88	(1)	1.87	2.15	(13)
Non-performing assets as a % of assets	1.30	1.52	(14)	1.30	—	1.30	1.52	(14)
Allowance for loan losses as a % of total loans	0.95	0.86	10	0.94	1	0.95	0.86	10
Allowance for loan losses as a % of non-performing loans	50.90	40.05	27	49.88	2	50.90	40.05	27
FINANCIAL RATIOS\STATISTICS
Net interest margin	3.70%	3.73%	(1)%	3.80%	(3)%	3.80%	3.70%	3%
Return on average equity - Company	10.71	12.62	(15)	7.68	39	10.35	14.82	(30)
- Bank	12.17	14.19	(14)	11.35	7	12.56	16.50	(24)
Return on average assets - Company	1.12	1.17	(4)	0.77	45	1.04	1.36	(24)
- Bank	1.22	1.25	(3)	1.08	13	1.20	1.43	(16)
Efficiency ratio - Company	64.74	64.26	1	74.34	(13)	67.52	65.24	3
- Bank	61.83	62.09	—	64.67	(4)	62.39	63.09	(1)
CAPITAL RATIOS
Tier 1 leverage ratio - Company	11.23%	10.69%	5%	11.04%	2%	11.23%	10.69%	5%
- Bank	10.07	9.48	6	9.90	2	10.07	9.48	6
Common equity tier 1 ratio - Company	12.69	11.70	8	12.59	1	12.69	11.70	8
- Bank	12.16	11.15	9	12.09	1	12.16	11.15	9
Tier 1 risk-based capital ratio - Company	13.56	12.57	8	13.48	1	13.56	12.57	8
- Bank	12.16	11.15	9	12.09	1	12.16	11.15	9
Total risk-based capital ratio - Company	14.38	13.31	8	14.28	1	14.38	13.31	8
- Bank	14.04	12.94	9	13.97	1	14.04	12.94	9